Exhibit 99.1

WESTERN GAS RESOURCES, INC.
ANNOUNCES COMPLETION OF PURCHASE OF GATHERING AND PROCESSING ASSETS
IN EASTERN GREEN RIVER BASIN

DENVER, February 2, 2005.  Western Gas Resources, Inc. (“Western”) (NYSE:WGR) today announced that one of its wholly-owned subsidiaries, Mountain Gas Resources, Inc., completed the previously announced purchase of natural gas gathering and processing assets in the eastern Green River Basin of Wyoming from Duke Energy Field Services, LP, Overland Trail Transmission, LLC and Duke Energy Field Services Marketing, LP for a total of $27.9 million subject to post-closing adjustments.  The Company used amounts available on its revolving credit facility to fund the acquisition.

The purchase price includes the Patrick Draw processing plant with 150 MMcfd of capacity and approximately 140 miles of related gathering systems.  In January 2005, Patrick Draw processed 31 MMcfd of gas from several large producers in the area.  Patrick Draw will be integrated into Western’s existing systems in the area, which includes the Red Desert processing plant and several gathering systems acquired in early 2003.  Western also has a drilling program underway in the area on its leasehold of approximately 28,000 net acres.

Peter Dea, President and Chief Executive Officer of Western, stated, “These assets are part of an ongoing expansion of our gathering and processing operations and complement our exploration efforts in the Wamsutter Arch, Red Desert and Washakie Basin areas, where we are developing a new core area.  These assets fully support our strategy of being a premier producer, gatherer and processor of unconventional natural gas in the Rocky Mountain region.”

Company Description.  Western is an independent natural gas explorer, producer, gatherer, processor, transporter and energy marketer providing a broad range of services to its customers from the wellhead to the sales delivery point.  The Company’s producing properties are located primarily in Wyoming, including the developing Powder River Basin coal bed methane play, where Western is a leading acreage holder and producer, and the rapidly growing Pinedale Anticline.  The Company also designs, constructs, owns and operates natural gas gathering, processing and treating facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent and West Texas regions of the United States.  For additional Company information, visit Western’s web site at www.westerngas.com.

Investor Contacts:	Ron Wirth, Director of Investor Relations
(800) 933-5603 or (303) 252-6090
Email: rwirth@westerngas.com
Andrea Brown, Investor Relations Representative
(800) 933-5603 or (303) 252-6206
Email: abrown@westerngas.com